Exhibit 10.2

TAX RECEIVABLE AGREEMENT

among

CLEARWATER ANALYTICS HOLDINGS, INC.

and

THE PERSONS NAMED HEREIN

Dated as of [__________, 2021]

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), is dated as of [_________, 2021], and is between Clearwater Analytics Holdings, Inc., a Delaware corporation (“Corporate Taxpayer”), each of the undersigned parties, and each of the other persons from time to time that becomes a party hereto (each, excluding CWAN Holdings, LLC (“OpCo”), a “TRA Party” and together the “TRA Parties”).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold units (the “Units”) in OpCo (as defined below), which is classified as a partnership for United States federal income tax purposes;

WHEREAS, after the IPO (as defined below) Corporate Taxpayer will be the sole managing member of OpCo, and holds and will hold, directly and/or indirectly, Units;

WHEREAS, the Units held by certain TRA Parties may be exchanged for Class A common stock (the “Class A Shares”) or Class D common stock (the “Class D Shares”) of the Corporate Taxpayer (as defined below), in accordance with and subject to the provisions of the LLC Agreement (as defined below);

WHEREAS, in connection with the IPO, each of the Blockers will merge with and into a wholly owned disregarded subsidiary of the Corporate Taxpayer in a transaction intended to be governed by Section 368(a) of the Code (as defined below) as a result of which the Corporate Taxpayer will acquire Units previously indirectly owned by the Blocker TRA Parties through the Blockers (each a “Blocker Exchange”);

WHEREAS, as a result of the Blocker Exchanges, the Corporate Taxpayer will (i) be entitled to utilize Pre-Merger NOLs (as defined below) and (ii) obtain the benefit of the Blocker Transferred Basis (as defined below);

WHEREAS, OpCo and each of its direct and indirect Subsidiaries (as defined below) that is treated as a partnership for United States federal income tax purposes currently have and will have in effect an election under Section 754 of the Code for each Taxable Year (as defined below) that includes the IPO Date and for each Taxable Year in which a taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) or non-taxable acquisition of Units (directly or indirectly) by the Corporate Taxpayer or by OpCo from any of the TRA Parties (an “Exchanging Holder”) for Class A Shares or Class D Shares and/or other consideration (an “Exchange”) occurs;

WHEREAS, certain options to purchase Units of OpCo granted prior to, and unexercised as of, the IPO Date held by the executive officers of the Corporate Taxpayer listed on Exhibit C hereto (the “Eligible Executive Officers”; provided that an executive officer whose employment with the Corporate Taxpayer or its Affiliates is terminated for any reason prior to the bonus payment trigger date in such executive officer’s TRA Bonus Agreement shall no longer be an Eligible Executive Officer hereunder) will, in connection with the IPO, be converted into options to purchase shares of Class A Shares of the Corporate Taxpayer;

WHEREAS, each Eligible Executive Officer has entered into a TRA Bonus Agreement dated on or about the date hereof;

WHEREAS, the income, gain, loss, expense and other Tax items of the Corporate Taxpayer may be affected by the (i) Pre-Merger NOLs, (ii) Blocker Transferred Basis, (iii) Basis Adjustments, (v) compensation deductions (if any) arising in respect of payments made under any TRA Bonus Agreement (“TRA Bonus Deductions”) and (v) Imputed Interest (as defined below) (collectively, the “Tax Attributes”);

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes (as defined below) of the Corporate Taxpayer and to provide for the calculation of amounts payable under the TRA Bonus Agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) the actual liability for U.S. federal income Taxes of the Corporate Taxpayer as reported on its IRS Form 1120 (or any successor form) for such Taxable Year, and, without duplication, the portion of any liability for U.S. federal income taxes imposed directly on OpCo (and OpCo’s applicable Subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to the Corporate Taxpayer under Section 704 of the Code and/or the Partnership Audit Rules (provided, that such amount will be calculated excluding deductions of (and other effects of) state and local income taxes) and (ii) the product of the amount of the United States federal taxable income or gain for such Taxable Year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and the Assumed State and Local Tax Rate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means, the tax rate equal to the sum of the product of (x) OpCo’s income and franchise Tax apportionment rate(s) for each state and local jurisdiction in which OpCo files income or franchise Tax Returns for the relevant Taxable Year with respect to Taxes payable on a pass-through basis and (y) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which OpCo files such income or franchise Tax Returns for each relevant Taxable Year; provided, that the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by the Corporate Taxpayer with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (a) the Corporate Taxpayer’s marginal U.S. federal income tax rate for the relevant Taxable Year and (b) the Assumed State and Local Tax Rate (without regard to this proviso)). At the Corporate Taxpayer’s election, the Corporate Taxpayer shall be entitled to determine the Assumed State and Local Tax Rate for a given Taxable Year as of January 1 of the relevant Taxable Year based on good faith estimates of its expected apportionment rates for such Taxable Year and on the Tax rates in effect in relevant jurisdictions as of January 1 of the relevant Taxable Year.

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is “Attributable” to any present or former holder of Units, other than the Corporate Taxpayer, and shall be determined by reference to the Tax Attributes, under the following principles:

(i) any Pre-Merger NOLs shall be determined separately with respect to each Blocker and are Attributable to the Blocker TRA Parties thereof (proportionally among such Blocker TRA Parties based on the share ownership in such Blocker of such Blocker TRA Parties prior to the Blocker Exchange) proportionately among such Blockers based on the amount of Pre-Merger NOLs attributable to such Blocker at the time of the Blocker Exchange and that the Corporate Taxpayer would also have had the use of but for such Blocker Exchange;

(ii) any Blocker Transferred Basis shall be determined separately with respect to each Blocker and is Attributable to the Blocker TRA Parties thereof (proportionally among such Blocker TRA Parties based on the share ownership in such Blocker of such Blocker TRA Parties prior to the Blocker Exchange) proportionately based on the remaining net positive adjustments under Section 743(b) attributable to the Reference Property associated with the Units that were acquired as a result of the participation in the Blocker Exchange of such Blocker and the relevant Blocker Shareholders;

(iii) any Basis Adjustments shall be determined separately with respect to each Exchanging Holder, using reasonable methods for tracking such Basis Adjustments, and are Attributable to each Exchanging Holder in an amount equal to the total Basis Adjustments relating to such Units Exchanged by such Exchanging Holder (determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from OpCo after the date of an applicable Exchange, and taking into account any adjustment under Section 743(b) of the Code);

(iv) any TRA Bonus Deduction shall be Attributable to each TRA Party on an annual basis in proportion to the reduction of such TRA Party’s payment under Section 3.1(c) in respect of the TRA Bonus Amount that gave rise to such TRA Bonus Deduction (and, for the avoidance of doubt, the TRA Bonus Deduction will be treated as arising in the Taxable Year in which the TRA Bonus Amount is paid); and

(v) any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).

“Basis Adjustment” means the adjustment to the Tax basis of Reference Property under Sections 732, 734(b), 1012 and/or 1014 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for United States federal income tax purposes) or under Sections 734(b), 743(b) and/or 754 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for United States federal income tax purposes) as a result of an Exchange and the payments made pursuant to this Agreement in respect of such Exchange; provided, that any adjustment to the Tax basis of Reference Property under Section 734(b) of the Code resulting from the distribution of property by a person treated as a partner of OpCo that is an Upper-Tier Partnership to any partner or member of such Upper-Tier Partnership shall not be considered a Basis Adjustment for purposes of this Agreement and any Basis Adjustment with respect to such Reference Property as a result of a subsequent transaction shall be determined as if such distribution had not occurred. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred. The amount of any Basis Adjustment shall be determined using the Market Value at the time of the Exchange.

“Basis Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficial Ownership” shall have a correlative meaning.

“Blocker” means any of the Permira Blocker, the Warburg Blocker, the WCAS XII Blocker, the WCAS XIII Blocker, and the Durable Blocker.

“Blocker Exchange” has the meaning set forth in the Recitals to this agreement.

“Blocker Transferred Basis” means remaining adjustments to the Tax basis of OpCo’s Reference Property made under Section 743(b) with respect to the Blockers that existed as of immediately prior to the Blocker Exchange..

“Blocker TRA Parties” means the persons listed on Exhibit B.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Boise, Idaho are authorized or required by law to close.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any “group” of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (b) the WCAS Parties or any of their Affiliates or a group of Persons that includes the WCAS Parties or any of their Affiliates) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii) the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale or other disposition.

Notwithstanding the foregoing, except with respect to clause (ii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” has the meaning set forth in the Recitals of this Agreement.

“Class D Shares” has the meaning set forth in the Recitals of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” means Clearwater Analytics Holdings, Inc. and any successor corporation and shall include any company that is a member of any consolidated Tax Return of which Clearwater Analytics Holdings, Inc. is a member.

“Corporate Taxpayer Return” means the United States federal income Tax Return of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year, including any consolidated Tax Return.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the Realized Tax Detriment for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD), including a settlement with the applicable Taxing Authority, that establishes the amount of any liability for Tax.

“Durable Blocker” means DCP CA Blocker LLC.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.

“Eligible EO Percentage” means the sum of the Individual EO Percentages of each Eligible Executive Officer.

“Eligible Executive Officer” has the meaning set forth in the Recitals of this Agreement.

“Exchange” has the meaning set forth in the Recitals of this Agreement.

“Exchange Date” means the date of any Exchange.

“Exchanging Holder” has the meaning set forth in the Recitals of this Agreement.

“Expert” has the meaning set forth in Section 7.9 of this Agreement.

“Future TRAs” has the meaning set forth in Section 5.1 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, the portion of any liability for U.S. federal income taxes imposed directly on OpCo (and OpCo’s applicable Subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to the Corporate Taxpayer under Section 704 of the Code and/or the Partnership Audit Rules, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (a) using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, (b) excluding any Pre-Merger NOLs and (c) excluding any deduction attributable to Imputed Interest attributable to any payment made under this Agreement for the Taxable Year and any TRA Bonus Deduction for such Taxable Year; provided, that Hypothetical Tax Liability shall be calculated (x) excluding deductions of state and local income taxes for U.S. federal income tax purposes and (y) assuming the liability for state and local Taxes (but not, for the avoidance of doubt, United States federal taxes) shall be equal to the product of (i) the amount of the U.S. federal taxable income or gain calculated for purposes of this definition of Hypothetical Tax Liability for such Taxable Year multiplied by (ii) the Assumed State and Local Tax Rate. For the avoidance of doubt, (i) Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute as applicable and (ii) the basis of the Reference Property in the aggregate for purposes of determining the Hypothetical Tax Liability can never be less than zero.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274, 7872 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“Independent Director” means any member of the Board who is not affiliated with any current or former TRA Party and who is neither a current nor former officer of the Corporate Taxpayer or any of its Subsidiaries.

“Individual EO Percentage” means the percentage specified in any Executive Officer’s TRA Bonus Agreement. The sum of the Individual EO Percentages shall never exceed the Maximum EO Percentage.

“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“IPO” means the initial public offering of Class A Shares by the Corporate Taxpayer (including any greenshoe related to such initial public offering).

“IPO Date” means the initial closing date of the IPO.

“IPO Restructuring” means the series of transactions occurring prior to or in connection with the IPO resulting in Corporate Taxpayer being a holding company and its principal asset consisting of interests in OpCo.

“IRS” means the United States Internal Revenue Service.

“Joinder” has the meaning set forth in Section 7.6(a) of this Agreement.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporate Taxpayer as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period; provided, that at no time shall LIBOR be less than 0%. At the earliest of (i) the date that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, (ii) June 30, 2023 and (iii) the date on which the TRA Party Representative and Corporate Taxpayer mutually agree that it is appropriate to establish a replacement interest rate (a “Replacement Rate”), then the Corporate Taxpayer shall (as determined by the Corporate Taxpayer to be consistent with market practice generally and subject to the prior written consent of the TRA Party Representative, which consent shall not be unreasonably withheld, conditioned or delayed), establish a Replacement Rate, in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement; provided that unless otherwise mutually agreed by the TRA Party Representative and the Corporate Taxpayer, the Replacement Rate shall be SOFR. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporate Taxpayer and OpCo, as may be necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer.

“LLC Agreement” means, with respect to OpCo, (i) prior to the IPO Restructuring, the Second Amended and Restated Limited Liability Company Agreement of CWAN Holdings, LLC, dated as of November 2, 2020, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time and (ii) following the IPO Restructuring, the Third Amended and Restated Limited Liability Company Agreement of CWAN Holdings, LLC, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Unit Holder” means holders of Units other than the Corporate Taxpayer.

“Market Value” shall mean, with respect to an Exchange, the value of the Class A Shares or Class D Shares, as the case may be, on the applicable Exchange Date used by the Corporate Taxpayer in its U.S. federal income tax reporting with respect to such Exchange.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Maximum EO Percentage” means 4.6%.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Property, the Tax basis that such property would have had at such time if no Basis Adjustments had been made and if the Blocker Transferred Basis was equal to zero.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“OpCo” has the meaning set forth in the Preamble to this Agreement.

“Partnership Audit Rules” means the centralized partnership audit regime enacted by the Bipartisan Budget Act of 2015, as set forth in Sections 6221 through 6241 of the Code and any Treasury Regulations and administrative guidance thereunder.

“Permira Blocker” means Galibier Intermediate, Inc., including its wholly owned subsidiary, Galicorp, Inc.

“Permira Parties” means the persons identified as Permira Parties in Exhibit B.

“Permira Representative” means the person identified as the Permira Representative in Exhibit B.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death or dissolution of an LLC Unit Holder) or distribution in respect of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which Section 734(b) or 743(b) of the Code applies.

“Pre-Merger NOLs” means, without duplication, the net operating losses, capital losses, research and development credits, (excluding excess Section 163(j) limitation carryforwards) that the Corporate Taxpayer is entitled to utilize as a result of a Blocker’s participation in a Blocker Exchange that relate to periods (or portions thereof) prior to the Blocker Exchange; provided, however, that in order to determine whether any such Tax attribute is a Pre-Merger NOL, the Taxable Year of the Corporate Taxpayer that includes the effective date of the Blocker Exchange shall be deemed to end as of the close of such effective date. Notwithstanding the foregoing and for the avoidance of doubt, the term “Pre-Merger NOL” shall not include any Tax attribute of a Blocker that is used to offset Taxable income of such Blocker, if such offset is attributable to taxable periods (or portion thereof) ending on or prior to the date of the Blocker Exchange.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, OpCo (and OpCo’s applicable Subsidiaries), but only with respect to Taxes imposed on OpCo (and OpCo’s applicable Subsidiaries) that are allocable to the Corporate Taxpayer under Section 704 of the Code and/or the Partnership Audit Rules. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, OpCo (and OpCo’s applicable Subsidiaries), but only with respect to Taxes imposed on OpCo (and OpCo’s applicable Subsidiaries) that are allocable to the Corporate Taxpayer under Section 704 of the Code and/or the Partnership Audit Rules. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.

“Reference Property” means property (as determined for U.S. federal income tax purposes) that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only to the extent such indirect Subsidiaries are held through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of an Exchange. Reference Property also includes any property that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to Reference Property. For the avoidance of doubt, Reference Property does not include property held directly or indirectly by a Subsidiary treated as a corporation for U.S. federal income tax purposes.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule.

“Section 734(b) Exchange” means any Exchange that results in a Basis Adjustment under Section 734(b) of the Code.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“Sharing Percentage” has the meaning set forth in Section 3.1(c) of this Agreement.

“SOFR” with respect to any Business Day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Subsidiary Stock” means stock or other equity interest in a Subsidiary of OpCo that is treated as a corporation for U.S. federal income tax purposes.

“Tax Attributes” has the meaning set forth in the Recitals of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all United States federal, state, and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Bonus Agreement” means those certain bonus agreements entered into on or about the date hereof with the Eligible Executive Officers pursuant to which such person are entitled to bonus payments calculated by reference to the payments made to the TRA Parties hereunder.

“TRA Bonus Amount” has the meaning set forth in Section 3.1(c) of this Agreement.

“TRA Bonus Deductions” has the meaning set forth in the Recitals to this Agreement.

“TRA Party” has the meaning set forth in the Preamble to this Agreement.

“TRA Party Representative” means the WCAS Representative.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” has the meaning set forth in the Recitals of this Agreement.

“Upper-Tier Partnership” means any entity treated as a partnership for United States federal income Tax purposes that directly, or indirectly through one or more entities treated as partnerships for United States federal income Tax purposes holds a partnership interest in OpCo.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) Pre-Merger NOLs and loss carryovers generated by deductions arising from any Tax Attributes or Imputed Interest that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such loss carryovers or (y) the fifth (5th) anniversary of the Early Termination Date, (3) the United States federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and the Assumed State and Local Tax Rate will be calculated by reference to the rates in effect under other law, and the apportionment factor applicable in the Taxable Year of the Early Termination Date as reasonably determined by the Corporate Taxpayer, (4) any non-amortizable assets (other than any Subsidiary Stock) will be disposed of on the fifteenth (15th) anniversary of the applicable Exchange and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date, unless such date has passed in which case such assets will be deemed disposed of on the fifth (5th) anniversary of the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than such fifteenth (15th) anniversary), (5) any Subsidiary Stock will not be deemed to be disposed unless actually disposed, and (6) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed Exchanged for the Market Value of the Class A Shares or Class D Shares that would be transferred if the Exchange occurred on the Early Termination Date.

“Warburg Blocker” means WP CA Blocker, Inc.

“Warburg Parties” shall mean the persons identified as Warburg Parties in Exhibit B.

“Warburg Representative” means the person identified as the Warburg Representative in Exhibit B.

“WCAS XII Blocker” means WCAS XII Carbon Blocker LLC

“WCAS XIII Blocker” means WCAS XIII Carbon Blocker LLC

“WCAS Parties” shall mean the persons identified as WCAS Parties in Exhibit B.

“WCAS Representative” means the person identified as the WCAS Representative in Exhibit B.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Schedule. Within one hundred and twenty (120) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall, on the same date, deliver to (a) the TRA Party Representative a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Blocker

Transferred Basis of the Reference Property with respect to each Blocker and in respect of each TRA Party, if any, (ii) the Non-Stepped Up Tax Basis of the Reference Property in respect of each TRA Party as of each applicable Exchange Date, if any, (iii) the Basis Adjustment with respect to the Reference Property in respect of each TRA Party as a result of the Exchanges effected in such Taxable Year or any prior Taxable Year by each TRA Party, if any, calculated in the aggregate, (iv) the period (or periods) over which the Blocker Transferred Basis with respect to each Blocker and each Basis Adjustment in respect of each TRA Party is amortizable and/or depreciable (or otherwise deductible or available as an offset against taxable income), and (iv) the TRA Bonus Deduction, calculated in the aggregate (b) the Permira Representative, the portion of such Basis Schedule relating to the Permira Parties in respect of the Permira Blocker and the WCAS XII Blocker, (c) the Warburg Representative, the portion of such Basis Schedule relating to the Warburg Parties in respect of the Warburg Blocker and the WCAS XII Blocker and (d) the WCAS Representative, the portion of such Basis Schedule relating to the WCAS Parties in respect of WCAS XII Blocker and WCAS XIII Blocker, respectively. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules under this Agreement shall be borne by OpCo.

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within one hundred and twenty (120) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to a TRA Party, the Corporate Taxpayer shall, on the same date, provide to (i) the TRA Party Representative a schedule showing, in reasonable detail, the calculation of (x) the Realized Tax Benefit and Tax Benefit Payment, or the Realized Tax Detriment, as applicable, in respect of such TRA Party for such Taxable Year, (y) the TRA Bonus Amount payable in respect of all amounts payable with respect to such Taxable Year and the TRA Bonus Deduction, and (z) the Sharing Percentage with respect to each TRA Party and the amount of all adjustments under Section 3.1(c) with respect to such TRA Party (a “Tax Benefit Schedule”), (ii) the Permira Representative, the portion of such Tax Benefit Schedule relating to the Permira Parties in respect to the Permira Blocker and the WCAS XII Blocker and (iii) the Warburg Representative, the portion of such Tax Benefit Schedule relating to the Warburg Parties in respect to the Warburg Blocker and the WCAS XII Blocker.

(b) Applicable Principles.

(i) General. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the actual decrease (or increase) in the liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (A) all Tax Benefit Payments (other than the portion of the Tax Benefit Payments treated as Imputed Interest) attributable to the Basis Adjustments will, except in the case of a Blocker

Exchange, be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments to Reference Property for the Corporate Taxpayer in the year of payment to the extent permitted by applicable law (as determined in good faith by the Corporate Taxpayer), (B) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate, and (C) the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest.

(ii) Applicable Principles of Section 734(b) Exchanges. Notwithstanding any provisions to the contrary in this Agreement, the foregoing treatment set out in the last sentence of Section 2.2(b)(i) shall not be required to apply to payments hereunder to an Exchanging Holder in respect of a Section 734(b) Exchange by such Exchanging Holder. For the avoidance of doubt, payments made under this Agreement relating to a Section 734(b) Exchange shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. The parties intend that (A) an Exchanging Holder that has made a Section 734(b) Exchange shall, with respect to the Basis Adjustment resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange, be entitled to Tax Benefit Payments attributable to such Basis Adjustments only to the extent such Basis Adjustments are allocable to the Corporate Taxpayer following such Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (B) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange becomes allocable to the Corporate Taxpayer, then the LLC Unit Holder that makes such subsequent Exchange shall be entitled to a Tax Benefit Payment calculated in respect of such increased portion.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to the TRA Party Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (i) deliver to the TRA Party Representative supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by the TRA Party Representative, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule, (ii) deliver to the Permira Representative the portion of the materials described in clause (i) above to the extent related to the Permira Parties (including, for the avoidance of doubt, with respect to the WCAS XII Blocker), (iii) deliver to the Warburg Representative the portion of the materials described in clause (i) above to the extent related to the Warburg Parties (including, for the avoidance of doubt, with respect to the WCAS XII Blocker) and (iv) allow the TRA Party Representative, the Permira Representative and the Warburg Representative reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by the TRA Party Representative, the Permira Representative or the Warburg Representative, in connection with a review of such Schedule (or, in the case of the Permira Representative or Warburg Representative, the portion of such Schedule relating to the Permira Parties or Warburg Parties, as applicable, including, for the avoidance of doubt, with respect to the WCAS XII Blocker). Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule that is delivered to the TRA Party

Representative (and the portion of any such Schedule delivered to the Permira Representative or the Warburg Representative), along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability, the Hypothetical Tax Liability and the aggregate TRA Bonus Amount and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which the TRA Party Representative is treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with written notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer; provided, that the TRA Party Representative shall consult in good faith with the Permira Representative regarding any objections to such Schedule by the Permira Representative to the extent related to the Permira Parties (including, for the avoidance of doubt, with respect to the WCAS XII Blocker), and with the Warburg Representative regarding any objections to such Schedule by the Warburg Representative to the extent related to the Warburg Parties (including, for the avoidance of doubt, with respect to and the WCAS XII Blocker), and shall include all reasonable material objections of the Permira Representative or the Warburg Representative in an Objection Notice. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the TRA Party Representative, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide (A) an Amended Schedule to the TRA Party Representative, (B) the portion of such Amended Schedule that relates to the Permira Parties (including, for the avoidance of doubt, with respect to the WCAS XII Blocker) to the Permira Representative, and (C) the portion of such Amended Schedule that relates to the Warburg Parties (including, for the avoidance of doubt, with respect to the WCAS XII Blocker) to the Warburg Representative, in each case, when the Corporate Taxpayer delivers the Basis Schedule for the following taxable year.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to the TRA Party Representative becomes final in accordance with Section 2.3(a) and Section 7.9, if applicable, the Corporate Taxpayer shall pay to each TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to each TRA Party as adjusted pursuant to Section 3.1(c). Each Tax Benefit Payment made to a TRA Party pursuant to this Section 3.1(a) shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. For the avoidance of doubt, (x) no Tax Benefit Payment (or payment under a TRA Bonus Agreement) shall be made in respect of estimated Tax payments, including, without limitation, United States federal estimated income Tax payments and (y) payments of the TRA Bonus Amounts shall be made pursuant to the terms of the TRA Bonus Agreements (and not pursuant to this Agreement).

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto, as further adjusted pursuant to Section 3.1(c). For the avoidance of doubt, for tax purposes, the Interest Amount shall not be treated as interest, but instead, shall be treated as additional consideration in the applicable transaction, unless otherwise required by law. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) or that would have been made if no adjustments were made under Section 3.1(c) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that the determination of the portion of the Tax Benefit Payment to be paid to a TRA Party under this Agreement with respect to state and local taxes shall not require separate “with and without” calculations in respect of each applicable state and local tax jurisdiction but rather will be based on the United States federal taxable income or gain for such taxable year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and the Assumed Sales and Local Tax Rate. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a). Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control that occurs after the IPO Date, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (1), (2), (4) and (5), substituting in each case the terms “date of a Change of Control” for an “Early Termination Date.”

(c) Reduction for TRA Bonus Amount; Sharing Percentages; Equitable Adjustments. Each TRA Party’s Tax Benefit Payment for any Taxable Year shall be reduced by such TRA Party’s Sharing Percentage of the TRA Bonus Amount (if any) with respect to such Taxable Year. The “TRA Bonus Amount” for any Taxable Year means an aggregate amount, not less than zero, equal to the sum of (A) the product of (x) the total Net Tax Benefit with respect to such Taxable Year Attributable to all TRA Parties and (y) the then-applicable Eligible EO Percentage plus (B) an amount equal to the Interest Amount that would have accrued had such payment been made to a TRA Party. The “Sharing Percentage” of any TRA Party for a Taxable Year is equal to 100% multiplied by a fraction, the numerator of which is the portion of the Net Tax Benefit Attributable to such TRA Party with respect to such Taxable Year, and the denominator of which is the total Net Tax Benefit of all TRA Parties calculated with respect to such Taxable Year, in each case prior to adjustment under this Section 3.1(c). The TRA Parties and the Corporate Taxpayer intend that as among the TRA Parties, the cumulative burden of the TRA Bonus Amount shall be shared in proportion to the Net Tax Benefit Attributable to such TRA Parties that gives rise to payments hereunder. Therefore, if required to carry out such intention, the Tax Benefit Payment of any TRA Party may be further equitably adjusted by the Corporate Taxpayer in consultation with the TRA Party Representative such that the aggregate burden of the cumulative TRA Bonus Amount for all periods is borne by the TRA Parties in proportion to the Tax Attributes Attributable to each such TRA Parties that have given rise to cumulative Net Tax Benefit with respect to such TRA Party hereunder.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit of the Corporate Taxpayer shall be allocated among all parties then eligible for Tax Benefit Payments under this Agreement in proportion to the amount of Net Tax Benefit that would have been Attributable to each such party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation. To the extent any part of the limitation on the Realized Tax Benefit is allocated in a manner that differs from the order prescribed in the applicable rules of the Code and the Treasury Regulations regarding the utilization, or deemed utilization, of such Tax items, appropriate adjustments, consistent with the principles of this Section 3.3, shall be made in future Taxable Years to take into account such differing allocation.

Section 3.4 Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties then eligible for Tax Benefit Payments under this Agreement in proportion to the payments that would have been made to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such payments (taking into account the operation of Section 3.3) and the TRA Bonus Amount payable as a result thereof and (ii) no Tax Benefit Payments or payments under the TRA Bonus Agreements shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties and, to the extent required under the terms thereof, under all TRA Bonus Agreements of Eligible Executive Officers in respect of all prior Taxable Years have been made in full.

Section 3.5 Excess Payments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3 and Section 3.4) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year, then (a) such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess and (b) the Corporate Taxpayer will pay the amount of such TRA Party’s foregone payments to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3 and Section 3.4) in the amount it would have received if there had been no excess payment to such TRA Party.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) With the written approval of a majority of the Board’s Independent Directors, the Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that the Corporate Taxpayer (i) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (ii)(A) shall commence any case, proceeding or other action (I) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (II) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of a breach, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing (other than as set forth in subsection (2) above), in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if (A) the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided, (x) the Corporate Taxpayer has used reasonable efforts to obtain such funds and (y) that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall not apply) or (B) fails to make any payment under or breaches any term of a TRA Bonus Agreement; provided further, for the avoidance of doubt, the last sentence of this Section 4.1(b) shall not apply to any payments due pursuant to an election by a TRA Party for the acceleration upon a Change of Control contemplated by Section 4.1(c).

(c) In the event of a Change of Control, all payment obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and shall include, but not be limited to the following: (i) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of a Change of Control, (ii) payment of any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice, and (iii) except to the extent included in the Early Termination Payment or if included as a payment under clause (ii) of this Section 4.1(c), payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to the TRA Party Representative notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party and the TRA Bonus Amount in respect thereof. On the same date as the delivery of the Early Termination Notice and the Early Termination Schedule to the TRA Party Representative pursuant to this Section 4.2, the Corporate Taxpayer shall deliver to the Permira Representative an Early Termination Notice and such portion of the Early Termination Schedule that relates to the Permira Parties (including, for the avoidance of doubt, with respect to the WCAS XII Blocker), and the Corporate Taxpayer shall deliver to the Warburg Representative an Early Termination Notice and such portion of the Early Termination Schedule that relates to the Warburg Parties (including, for the avoidance of doubt, with respect to the WCAS XII Blocker). Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the TRA Party Representative is treated as having received such Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (a) within thirty (30) calendar days after such date provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (b) provides a written waiver of such right of a Material Objection Notice within the period described in clause (a) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer; provided, that the TRA Party Representative shall consult in good faith with the Permira Representative regarding any objections to such Schedule by the Permira Representative to the extent related to the Permira Parties (including, for the avoidance of doubt, with respect to the WCAS XII Blocker), and with the Warburg Representative regarding any objections to such Schedule by the Warburg Representative to the extent related to the Warburg Parties (including, for the avoidance of doubt, with respect to and the WCAS XII Blocker), and shall include all reasonable material objections of the Permira Representative or the Warburg Representative in a Material Objection Notice. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within three (3) calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each Tax Benefit

Payment for the relevant Taxable Year would be due and payable on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer, which, for the avoidance of doubt, shall be reduced under the principles of Section 3.1(c) (mutatis mutandis) by TRA Bonus Amount that would be payable to Eligible Executive Officers based on the same assumptions, and further assuming that each person that is an Eligible Executive Officer on the Early Termination Effective Date remains an Eligible Executive Officer each relevant future date.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payments required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

Section 5.2 Late Payments by the Corporate Taxpayer. Subject to the proviso in the last sentence of Section 4.1(b), the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of the TRA Parties under this Agreement, and shall provide the TRA Party Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including United States federal, state and local tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that (x) contemplated by this Agreement, (y) contemplated by any other Agreement entered into in connection with the IPO or (z) specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. The Corporate Taxpayer shall (and shall cause OpCo and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials in its possession as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Upon the request of any TRA Party, the Corporate Taxpayer shall cooperate in taking any action reasonably requested by such TRA Party in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Clearwater Analytics Holdings, Inc.

777 W. Main Street

Suite 900

Boise, Idaho 83702

Attention: Alphonse Valbrune, Chief Legal Officer

Email: [***]

If to the TRA Parties, to the respective addresses, fax numbers and email addresses set forth in the records of OpCo or the Corporate Taxpayer, as applicable.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) Subject to the Corporate Taxpayer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), each TRA Party may assign all or any portion of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, substantially in the form of Exhibit A hereto, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder (a “Joinder”). For avoidance of doubt, this Section 7.6(a) shall apply regardless of whether such TRA Party continues to hold any interest in the Corporate Taxpayer. For the avoidance of doubt, (i) if a TRA Party transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units and (ii) an assignment to any entity controlled by a TRA Party shall be treated as one transfer (or an assignment to an Affiliate, if applicable) for purposes of this Section 7.6(a), even if the interests in such entity are subsequently transferred or distributed to third parties. Any assignment, or attempted assignment in violation of this Agreement, including any failure of a purported assignee to enter into a Joinder or to provide any forms or other information to the extent required hereunder, shall be null and void, and shall not bind or be recognized by the Corporate Taxpayer or the TRA Parties. The Corporate Taxpayer shall be entitled to treat the record owner of any rights under this Agreement as the absolute owner thereof and shall incur no liability for payments made in good faith to such owner until such time as a written assignment of such rights is permitted pursuant to the terms and conditions of this Section 7.6(a) and has been recorded on the books of the Corporate Taxpayer.

(b) Each TRA Party hereby unconditionally and irrevocably grants to the Corporate Taxpayer (or its successors) a right of first refusal, but not an obligation, to purchase all or a portion of such TRA Party’s rights under this agreement that such TRA Party may propose to transfer pursuant to Section 7.6(a), at the same price and on the same terms and conditions as those offered to the prospective transferee. The TRA Party shall provide the Corporate Taxpayer 10 Business Days to elect to accept such offer, and if the Corporate Taxpayer does not accept such offer by 5:00 p.m., Eastern time, on the tenth business day, such TRA Party may transfer its rights under this agreement pursuant to Section 7.6(a) upon such terms, which transfer must occur within the 60 days following such tenth business day without requiring the TRA Party to offer the Corporate Taxpayer another opportunity to purchase such rights prior to such transfer.

(c) No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Party Representative; provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties receive under this Agreement unless such amendment is consented in writing by such TRA Parties disproportionately affected who would be entitled to receive at least a majority of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of Delaware and the parties agree to jurisdiction and venue therein. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any United States District Court in Delaware or any Delaware State, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Each TRA Party irrevocably appoints the Corporate Taxpayer as agent of such TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.

(b) AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.3 and Section 4.2 (including any Objection Notice or Material Objection Notice made on behalf of the Permira Representative or the Warburg Representative) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the TRA Party’s Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state and local law; provided that, prior to deducting or withholding any such amounts, the Corporate Taxpayer shall notify the TRA Party Representative and shall consult in good faith with the TRA Party Representative regarding the basis for such deduction or withholding; provided, further, that (a) in the case of deduction or withholding in respect of a payment to a Permira Party, the Corporate Taxpayer shall notify the Permira Representative and shall consult in good faith with the Permira Representative regarding the basis for such deduction or withholding, (b) in the case of deduction or withholding in respect of a payment to a Warburg Party, the Corporate Taxpayer shall notify the Warburg Representative and shall consult in good faith with the Warburg Representative regarding the basis for such deduction or withholding, and (c) in the case of deduction and withholding in respect of a payment to a WCAS Party, the Corporate Taxpayer shall notify the WCAS Representative and consult in good faith with the WCAS representative regarding the basis for such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8 (together with any applicable attachments)) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of United States state and local law.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Property to a transferee that is treated as a corporation for United States federal income tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Property or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes. If OpCo transfers (or is deemed to transfer for United States federal income tax purposes) any Reference Property to a transferee that is treated as a corporation for United States federal income tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, OpCo shall be treated as having disposed of the Reference Property in a wholly taxable transaction. The consideration deemed to be received by OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Property it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments hereunder pursuant to either of the foregoing sentences, then the initial obligor is relieved of the obligation assumed.

(c) If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for United States federal income tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, OpCo shall be treated as having disposed of the portion of any Reference Property that is indirectly transferred by the Corporate Taxpayer (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction in which all income, gain or loss is allocated to the Corporate Taxpayer. The consideration deemed to be received by OpCo shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.12 Confidentiality.

(a) Subject to the last sentence of Section 6.3, each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo, its members and its Affiliates and successors, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse Tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (a) shall cease to have further effect with respect to such TRA Party, (b) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (c) shall, if approved by the TRA Party Representative, otherwise be amended in a manner determined by the TRA Party Representative, provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14 Electronic Signature. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf) or comparable electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or pdf electronic transmission or comparable electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

Clearwater Analytics Holdings, Inc., a Delaware corporation

By:
Name:
Title:

OPCO:

CWAN Holdings, LLC, a Delaware limited liability company

By:
Name:
Title:

TRA PARTIES:

[ADD SIGNATURE BLOCKS]

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among Clearwater Analytics Holdings, Inc., a Delaware corporation (including any successor corporation the “Corporate Taxpayer”), ______________________ (“Transferor”) and ______________________ (“Permitted Transferee”).

WHEREAS, on ______________________, Permitted Transferee shall acquire ______________________ percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of [●], 2021, between the Corporate Taxpayer, OpCo and the TRA Parties (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2 Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.

Section 1.3 Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

CORPORATE TAXPAYER:

Clearwater Analytics Holdings, Inc., a Delaware corporation

By:
Name:
Title:

TRANSFEROR:

[ ]

By:
Name:
Title:

PERMITTED TRANSFEREE:

[ ]

By:
Name:
Title:

Exhibit B

Blocker TRA Parties

[•]

[•]

[•]

Permira Parties

[•]

Permira Representative

[•]

Warburg Parties

[•]

Warburg Representative

[•]

WCAS Parties

[•]

WCAS Representative

[•]

Exhibit C

Eligible Executive Officers

Cindy Blendu

Jim Cox

Scott Erickson

James Price

Gayatri Raman

Sandeep Sahai

Subi Sethi

Alphonse Valbrune